Exhibit 4.17

                            Banc One Leasing Corporation        Tel 800 334 5422
                            1111 Polaris Parkway, Suite A3
                            Columbus OH  43240

Jerry Orler                                                     October 25, 1999
Chief Financial Officer
USA Truck, Inc.
3200 Industrial Park
Van Buren, AR  72956

Dear Mr. Orler:

We are pleased to confirm that Banc One Leasing Corporation (LESSOR) has committed to an additional Lease Line of Credit not to exceed $6,000,000.00 to USA Truck, Inc. (LESSEE) for the type(s) of equipment as set forth below:

                 New and Used Freightliner and Navistar Tractors

This Commitment will expire October 12, 2000, subject to the following conditions:

     1.   The amount advanced shall not exceed the amount committed.

     2. In LESSOR'S sole judgement, there shall not have been a material adverse change in the financial condition or business of LESSEE or any guarantor.

     3. There shall not have been a change in the Internal Revenue Code of 1986 or any regulation thereunder, which in LESSOR'S sole judgement would adversely affect the economics to LESSOR of the transaction.

     4. At the end of each fiscal quarter of LESSEE, LESSEE'S tangible net worth shall be no less than $18,553,000 plus an amount equal to 50% of its annual after tax profits for each fiscal year subsequent to March 31, 1993. All financial covenant terms and definitions per generally accepted accounting principles.

     5.   Used tractors will be subject to LESSOR approval.

     6.   Successful acquisition of CARCO Carrier Corporation.

USA Truck, Inc.
October 25, 1999
Page 2

If the Lease Line of Credit covered by this Commitment is not funded by October 12, 2000, this Commitment shall expire.

The details of the particular Equipment Schedules funded under this Lease Line of Credit may vary, as LESSOR may deem necessary in its sole judgement on such items as:

1.   Term of transaction

2.   Rental rate factor

3.   Documentation required

The Commitment is subject to the terms and conditions outlined herein, contained in each Equipment Schedule, and in the Master Lease Agreement. By execution of this letter, you will be agreeing to these terms. If this Commitment Letter is not received within 15 days of the above date, this Commitment is withdrawn.

On behalf of Banc One Leasing Corporation, please accept my thanks for the opportunity to be of service. Should you have any questions, please contact Shane Taylor at (214) 290-2304 or David Hicks at (615) 369-0650.


Sincerely,

/s/Donald C. Boodey

Donald C.Boodey
Assistant Vice President


Acknowledged and agreed this 25 day of October, 1999

USA Truck, Inc.
-----------------------------------
LESSEE

By: /s/ Jerry D. Orler
   --------------------------------
Title: CFO & SEC
      -----------------------------




                                       2